SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

January 3, 2003

(Date of Report)

December 17, 2002

(Date of Earliest Event Reported)

AIMS Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-86711	87-0567854
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer I.D. No.)

10400 Eaton Place #450

Fairfax, VA 22030

(Address of Principal Executive Offices)

703-621-3875

(Registrant's Telephone Number)

EtG Corporation

1911G West 40 Highway

Blue Springs, MO 64015

(Former Name or Former Address if changed Since Last Report)

Item 1. Changes in Control of Registrant.

Pursuant to an Agreement and Plan of Reorganization dated November 12, 2002 between the EtG Corporation ("ETG") and AIMS Worldwide, Inc. ("AIMS"), 10,000,000 restricted common shares of ETG were exchanged for 10,000 common shares of AIMS representing all of the issued and outstanding shares of AIMS. As a result of this transaction, AIMS became a wholly owned subsidiary of ETG.

This transaction, which closed on December 17, 2002, created a change in control of ETG. Pursuant to the Agreement, James R. Smith resigned as sole officer and director of ETG and Michael Foudy, Joe Vincent, Gerald Garcia and Denison E. Smith were appointed as Director, President, Secretary and Treasurer, respectively. As a part of the Agreement, ETG changed its name to AIMS Worldwide, Inc. The Company's new address is 10400 Eaton Place, Fairfax, VA 22030, telephone 703-621-3875.

Item 2. Acquisition or Disposition of Assets.

Pursuant to the Agreement dated November 12, 2002 between ETG and AIMS, 10,000,000 shares of ETG were exchanged on December 17, 2002, for all of the issued and outstanding shares of AIMS making AIMS a wholly-owned subsidiary of ETG. The shares were issued to the five original shareholders of AIMS. As a condition to closing, ETG sold its subsidiary, Enjoy the Game, Inc., cancelled 19,900,000 shares held by Mr. James Smith and completed a private placement offering of 1,000,000 shares at $1.00 per share.

Mr. Michael Foudy represented AIMS in the transaction and Mr. James R. Smith represented ETG. Prior to the acquisition, there were no material relationships, agreements or understandings between Mr. Foudy and Mr. Smith or any officers, directors, affiliates or partners of AIMS or ETG.

Following the reorganization there are 50,000,000 common shares, par value $.001 authorized with 14,310,000 common shares issued and outstanding. There are 5,000,000 preferred shares authorized with no preferred shares issued and outstanding.

Our Company

EtG Corporation (the "Company") was incorporated in the State of Nevada on March 7, 1996 under the name B & R Ventures, Inc. The Company later changed its name to EtG Corporation. On March 28, 1999, the Company acquired all of the common stock of Enjoy The Game, Inc., a Missouri corporation, and began operating as a media and merchandising company. In December of 2002, the Company sold Enjoy the Game, Inc. and acquired AIMS Worldwide, Inc. which became a wholly owned subsidiary of the Company. As a result of the reorganization, the Company changed its name to AIMS Worldwide, Inc.

AIMS Worldwide Inc. was incorporated in Nevada on October 7, 2002. AIMS provides integrated marketing and media services to businesses. AIMS' business model is to accelerate growth through carefully targeted acquisition of an array of media and marketing communications companies. Eventually, AIMS hopes to acquire additional media properties including a newspaper, television station and Internet/web content provider. These media properties will be utilized to create multimedia content that will be distributed to other media; enabling them to outsource their news, sports, entertainment and business content to be more efficient and competitive.

Officers and Directors

Gerald Garcia, President and Director. Mr. Garcia has been President of AIMS since inception in October of 2002. In December of 2000, Mr. Garcia became Chief Operating Officer of Gregory Welteroth Advertising in Montoursville, Pennsylvania and has served as President of that company since June of 2001. Previously, Mr. Garcia was editor of the San Bernardino County Sun newspaper from September 1999 to May 2000 where he oversaw the transition of ownership from Gannett to Media News. From 1995 to 1999, Mr. Garcia served as President and CEO of Heartland Capital Corp. in McLean Virginia. Mr. Garcia has over 30 years experience in advertising and newspaper publishing and has worked in various capacities for several newspapers including the Houston Post, the Los Angeles Daily News, the Kansas City Star and the Knoxville Journal.

Joe Vincent, Secretary and Director. Mr. Vincent has been an officer and director of AIMS since inception. Since 1996, Mr. Vincent has been self employed as a business consultant and currently serves on the Boards of Directors of several companies including Integrated Power Group, Ltd., UCI Web Group, Inc., netVillage.com LLC and Neighborhood Marketing Institute.

Denison E. Smith, Treasurer and Director. Mr. Smith has been an officer and director of AIMS since inception. He is a graduate of the University of Colorado and the University of Idaho College of Law. In addition to practicing law, Mr. Smith has worked in consulting and investment banking since 1969. He currently serves as an officer and director of RCC Communications Consulting, LLC.

Michael Foudy, Director and Chairman. Mr. Foudy Graduated from the University of Arizona in 1973 and received his JD from the University of Arizona Law School in 1976. Mr. Foudy has been a member of the Board of Directors of AIMS since inception in October of 2002. Mr. Foudy has practiced law in Arizona since 1976 and is a principal founder and managing member of ATB Productions, LLC and the Heartland Group of Companies. Mr. Foudy currently serves on the boards of UCI Web Group Inc, a consolidator of Internet website design and marketing firms and ATB Media, Inc. Previously, Mr. Foudy hosted ATB's "America The Beautiful" nationally syndicated talk radio show from February 1995 until February 1997 and co-hosted "Newsmaker" which was syndicated to 119 radio stations by the United Broadcasting Network from September 1996 until March 1999. Mr. Foudy has been active in a variety of charitable and community organizations including the Tucson Free Clinic, Tucson Community Food Bank, Arizona Opera Company and Southwestern Film Consortium.

Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

As of the date of filing this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required by this Item 7(a). In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later that 60 days after January 3, 2003.

(b) Pro Forma Financial Information.

As of the date of filing this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later that 60 days after January 3, 2003.

(c) Exhibits.

Exhibit Number	SEC Reference	Description of Exhibit
1	2	Agreement and Plan of Reorganization

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AIMS WORLDWIDE, INC.

Date: January 3, 2003 /s/Gerald Garcia

President